UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Hutchinson Technology Inc.

(Name of Issuer)

Common, 0.010000 par value per share

(Title of Class of Securities)

448407106

(CUSIP Number)

Thursday, September 28, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Raj Rajaratnam

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,408,935

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,408,935

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,408,935

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.5% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Advisors, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 181,470

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 181,470

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 181,470

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .7% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,408,935

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,408,935

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,408,935

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.5% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,408,935

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,408,935

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,408,935

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.5% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 63,720

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 63,720

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 63,720

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 237,178

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 237,178

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 237,178

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .9% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Explorers Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 67,950

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 67,950

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 67,950

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .3% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Explorers Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 282,050

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 282,050

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 282,050

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.1% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 17,900

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 17,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 42,100

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 42,100

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 142,100

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 142,100

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 142,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .6% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 31,900

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 31,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Vitruvius SICAV - Vitruvius Growth Opportunities

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 45,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 45,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 45,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polaris Prime Technology (Cayman), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 30,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 30,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Technology Mac 88, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 26,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 26,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Buccaneer's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 422,187

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 422,187

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 422,187

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.6% (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon International Master Fund, SPC. Ltd. EM Te

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 850

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 850

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 850

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) % (Based upon 25,700,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer Hutchinson Technology Inc.
	(b)	Address of Issuers Principal Executive Offices 40 West Highland Park Dr. NE.,, Hutchinson, MN, 55350
Item 2.
(a)

Name of Person Filing

Raj Rajaratnam

Galleon Advisors, L.L.C.

Galleon Management, L.L.C.

Galleon Management, L.P.

Galleon Captain's Partners, L.P.

Galleon Captain's Offshore, LTD.

Galleon Explorers Partners, L.P.

Galleon Explorers Offshore, LTD

Galleon Communications Partners, L.P.

Galleon Communications Offshore, LTD

Galleon Technology Offshore, LTD

Galleon Technology Partners II, L.P.

Vitruvius SICAV - Vitruvius Growth Opportunities

Polaris Prime Technology (Cayman), L.P.

Technology Mac 88, LTD

Galleon Buccaneer's Offshore, LTD.

Galleon International Master Fund, SPC. Ltd. EM Te

(b)

Address of Principal Business Office or, if none, Residence

For Galleon Management, L.P.:
590 Madison Avenue, 34th Floor
New York, NY 10022

For each Reporting Person other than Galleon Management, L.P.:
c/o Galleon Management, L.P.
590 Madison Avenue, 34th Floor
New York, NY 10022

(c)

Citizenship

For Raj Rajaratnam: United States

For Galleon Advisors, L.L.C.: Delaware

For Galleon Management, L.L.C.: Delaware

For Galleon Management, L.P.: Delaware

For Galleon Captain's Partners, L.P.: Delaware

For Galleon Captain's Offshore, LTD.: Bermuda

For Galleon Explorers Partners, L.P.: Delaware

For Galleon Explorers Offshore, LTD: Cayman Islands

For Galleon Communications Partners, L.P.: Delaware

For Galleon Communications Offshore, LTD: Bermuda

For Galleon Technology Offshore, LTD: Bermuda

For Galleon Technology Partners II, L.P.: Delaware

For Vitruvius SICAV - Vitruvius Growth Opportunities: Luxembourg

For Polaris Prime Technology (Cayman), L.P.: Cayman Islands

For Technology Mac 88, LTD: Cayman Islands

For Galleon Buccaneer's Offshore, LTD.: Cayman Islands

For Galleon International Master Fund, SPC. Ltd. EM Te: Cayman Islands

	(d)	Title of Class of Securities Common, $0.010000 par value per share
	(e)	CUSIP Number 448407106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For Raj Rajaratnam Galleon Management, L.L.C. and Galleon Management, L.P.

	(a)	Amount beneficially owned: 1,408,935.00
	(b)	Percent of class: 5.5% (Based upon 25,700,000 shares of Common outstanding)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 1,408,935.00
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 1,408,935.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon Advisors, L.L.C.
(a)	Amount beneficially owned: 181,470.00
(b)	Percent of class: .7% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 181,470.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 181,470.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Partners, L.P.
(a)	Amount beneficially owned: 63,720.00
(b)	Percent of class: .2% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 63,720.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 63,720.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Offshore, LTD.
(a)	Amount beneficially owned: 237,178.00
(b)	Percent of class: .9% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 237,178.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 237,178.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Explorers Partners, L.P.
(a)	Amount beneficially owned: 67,950.00
(b)	Percent of class: .3% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 67,950.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 67,950.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Explorers Offshore, LTD
(a)	Amount beneficially owned: 282,050.00
(b)	Percent of class: 1.1% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 282,050.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 282,050.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Partners, L.P.
(a)	Amount beneficially owned: 17,900.00
(b)	Percent of class: .1% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 17,900.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 17,900.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Offshore, LTD
(a)	Amount beneficially owned: 42,100.00
(b)	Percent of class: .2% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 42,100.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 42,100.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Offshore, LTD
(a)	Amount beneficially owned: 142,100.00
(b)	Percent of class: .6% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 142,100.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 142,100.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Partners II, L.P.
(a)	Amount beneficially owned: 31,900.00
(b)	Percent of class: .1% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 31,900.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 31,900.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Vitruvius SICAV - Vitruvius Growth Opportunities
(a)	Amount beneficially owned: 45,000.00
(b)	Percent of class: .2% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 45,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 45,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Polaris Prime Technology (Cayman), L.P.
(a)	Amount beneficially owned: 30,000.00
(b)	Percent of class: .1% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 30,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 30,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Technology Mac 88, LTD
(a)	Amount beneficially owned: 26,000.00
(b)	Percent of class: .1% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 26,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 26,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Buccaneer's Offshore, LTD.
(a)	Amount beneficially owned: 422,187.00
(b)	Percent of class: 1.6% (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 422,187.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 422,187.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon International Master Fund, SPC. Ltd. EM Te
(a)	Amount beneficially owned: 850.00
(b)	Percent of class: % (Based upon 25,700,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 850.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 850.00

  Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Vitruvius SICAV, Vitruvius Growth Opportunities, and Technology MAC 88, Ltd., Polaris Prime Technology (Cayman), L.P., Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Galleon International Master Fund, SPC. Ltd.-EM Technology., Vitruvius SICAV, Vitruvius Growth Opportunities, and Technology MAC 88, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Not Applicable

Item 9.

Notice of Dissolution of Group

Not Applicable

Item 10.

Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Wednesday, October 04, 2006
Date

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

 For Vitruvius SICAV-Vitruvius Growth Opportunities, as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Managment, LP., which in turn, is an Authorized Signatory.

 For Polaris Prime Technology (Cayman), L.P., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.

For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.

 For Galleon International Master Fund, SPC. Ltd.-EM Technology as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory

Exhibit 1

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.in this statement is true, complete and correct.

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

 For Vitruvius SICAV-Vitruvius Growth Opportunities, as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Managment, LP., which in turn, is an Authorized Signatory.

 For Polaris Prime Technology (Cayman), L.P., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.

For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.

 For Galleon International Master Fund, SPC. Ltd.-EM Technology as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory